Exhibit 99.1

CPI Card Group Inc. Appoints Jorg Schneewind to Board of Directors

Date: September 15, 2020

Littleton, Colo. September 15, 2020 — CPI Card Group Inc. (OTCQX: PMTS; TSX: PMTS) (“CPI”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced the addition of Jorg Schneewind to its Board of Directors, effective September 15, 2020. The Board also appointed Schneewind to the Nominating and Corporate Governance Committee.

“I am pleased to welcome Jorg to our Board as an independent Director,” said Bradley Seaman, Chairman of CPI’s Board of Directors. “Jorg’s extensive background in manufacturing will make him a valuable addition to our Board.”

Since 2019, Schneewind has been the President of Appvion, Inc., a leader in innovative packaging solutions. Schneewind previously served as the President of Bemis Healthcare Packaging Inc. for three years and as the President and Chief Executive Officer of Freudenberg Medical LLC for ten years.

“CPI Card Group has established itself as a market leader through operational excellence, product innovation and steadfast customer focus,” said Schneewind. “I am excited to contribute to CPI’s continuing success as a member of the Board.”

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization, and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®. Learn more at www.cpicardgroup.com.

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Contacts:

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com